Exhibit 99.1

WELLS-GARDNER REPORTS 2004 THIRD QUARTER EARNINGS OF $213,000 VERSUS LOSS OF ($55,000) IN PRIOR YEARS QUARTER

Chicago, Illinois, October 18, 2004 — Wells-Gardner Electronics Corporation (AMEX:WGA) announced that sales for the third quarter ended September 30, 2004 were $12.5 million, an increase of 7%, from $11.7 million for the 2003 quarter.  Additionally, third quarter 2004 net earnings were $213,000 or $0.03 per share compared to a net loss of ($55,000) or ($0.01) per share for the 2003 quarter.

Sales for the nine months ended September 30, 2004 were $38.2 million, an increase of 8%, from $35.4 million for the 2003 period.  Nine month 2004 net earnings were $751,000 or $0.11 per share compared to net earnings of $105,000 or $0.02 per share for the 2003 period.

“We are pleased with the quarterly and nine month results we reported for 2004,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer.  “The third quarter is historically the Company’s weakest and despite modestly lower sequential earnings compared to our second quarter, operating earnings were identical, showing our continued diligence in enhancing margins while reducing operating expenses.   The real sales growth in the third quarter was actually close to 25% as the year ago quarter included an additional $1.8 million of low margin, opportunistic sales which we don’t consider part of our core operations.”

Outlook

The Company is anticipating a strong fourth quarter in revenue. This is partly due to the accelerated technological transition to LCDs, which was clearly apparent at the recent Global Gaming Expo trade show in Las Vegas.  The expected strength in the fourth quarter is also due to a strong forecasted sales performance from Wells-Gardner’s gaming customers.  Looking past the fourth quarter and into 2005, management agrees with gaming analysts and experts who believe that the LCD transition is the next major technological innovation in the gaming industry following the “ticket-in, ticket-out” phenomena, something that Wells-Gardner expects to play a major role in.

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America. This press release contains certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner

Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales	12,529,000	11,744,000	38,159,000	35,411,000
Cost of sales	10,311,000	9,712,000	31,197,000	28,848,000
Engineering, selling & administrative	1,971,000	2,073,000	6,135,000	6,332,000
Operating earnings (loss)	247,000	(41,000)	827,000	231,000
Other expense, net	18,000	3,000	42,000	112,000
Income tax expense	16,000	11,000	34,000	14,000
Net earnings (loss)	213,000	(55,000)	751,000	105,000

Per share data:
Basic net (loss) earnings per share	0.03	(0.01)	0.11	0.02
Diluted net earnings (loss) per common share	0.03	(0.01)	0.11	0.02

Weighted average common shares outstanding	7,032,463	6,335,703	6,830,844	6,270,431
Weighted average common & common equivalent shares outstanding	7,236,394	6,421,608	7,005,533	6,285,241